Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated May 14, 2025 relating to the financial statements of National Grid plc and the effectiveness of National Grid plc’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of National Grid plc for the year ended March 31, 2025.

/s/ Deloitte LLP

London, UK

February 27, 2026